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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

    (Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person(s)
    Group InterCapital Inc                        Vitalstate, Inc. ("VTST")                      to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Office* (give    Other (specify
    300 St. Sacrement St., Suite 414              Person, if an entity       6/02               ----        title ---       below)
---------------------------------------------     (voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                       N/A                   Date of Original
    Montreal Quebec H2Y1X4                                                   (Month/Year)              ------------------------
---------------------------------------------                                                ---------------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                                                (Check Applicable Line)
                                                                                              X   Form filed by One Reporting Person
                                                                                             ---
                                                                                                 Form filed by More than One
                                                                                             --- Reporting Person
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                                               TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock, $.000333 Par Value  6/13/02 (S)            275,193  (D)        $.37          1,591,039            (D)            N/A
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Common Stock, $.000333 Par Value  6/13/02 (S)            262,513  (D)        $.37          1,591,039            (D)            N/A
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Common Stock, $.000333 Par Value  6/13/02 (S)             96,255  (D)        $.37          1,591,039            (D)            N/A
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
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

                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price of
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         Derivative
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Security
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      (Instr. 5)
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/
                             ative        Year)                  (Instr. 3, 4,    Year)
                             Security                            and 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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      N/A
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Securities                  Ownership
                                Owned at End            Beneficially                (Instr. 4)
                                of Month                Owned at End of
                                (Instr. 4)              Month (Instr. 4)

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      N/A
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Explanation of Responses:

          Group InterCapital Inc

          By: /s/ Claude Gendron             June 28, 2002
             ------------------------------- --------------
             **Signature of Reporting Person      Date
               CLAUDE GENDRON, President

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        *If the form is filed by more than one reporting person, see Instruction 4(b)(v).

       **Intentional misstatements or omissions of facts constitute Federal Criminal Violations
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure
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